Exhibit 99.Q

CSOP ETF TRUST

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each undersigned trustee and officer of CSOP ETF Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware, hereby constitutes and appoints Chen Ding, President and Chairman of the Trust and Michelle Wong, Secretary of the Trust, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, and in the capacity indicated below, to sign any and all Registration Statements and amendments thereto under the provisions of the Investment Company Act of 1940, as amended and/or the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her hand and seal as of the date set forth below.

By: /s/ Chen Chia Ling	Date: 2/12/2015
Name: Chen Chia Ling
Title: Independent Trustee

By: /s/ Karl Otto Hartmann	Date: 2/12/2015
Name: Karl Otto Hartmann
Title: Independent Trustee

By: /s/ Ding Chen	Date: 2/12/2015
Name: Ding Chen
Title: Trustee

By: /s/ Kaison Luk	Date: 2/12/2015
Name: Kaison Luk
Title: Principal Executive Officer

By: /s/ Monique Labbe	Date: 2/26/2015
Name: Monique Labbe
Title: Principal Financial Officer and Treasurer